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| FORM 5 |                         U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

A[ ] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[X] Form 3 Holdings Reported

[X] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

    Jeffrey M. Harvey
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        (Last)                      (First)                        (Middle)

    189 Morse Boulevard #2
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                                    (Street)

       Longwood                       FL                            32779
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        (City)                      (State)                         (Zip)


2.  Issuer Name and Ticker or Trading Symbol        E-Rex, Inc. (EREX)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year                      12/2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    Treasurer
    ---------

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common Stock                 9/6/2000     A3            20,000   A         0                 20,000      D            N/A
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Common Stock                 2/7/2001     A4            80,000   A         0                100,000      D            N/A
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Reminder: Report on a separate line for each class or securities beneficially owned directly or indirectly.

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   --------------------------
                                                                                                         (A)         (D)

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Stock Option                                            11/21/2000          A3
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Stock Option                                            11/21/2000          A3
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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11/21/2000     11/21/2002     Common    100,000              $.40                                  D              N/A
                              Stock
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11/21/2000     11/21/2002     Common    100,000              $.75             200,000              D              N/A
                              Stock
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Explanation of Responses:

       /s/ JEFFREY M. HARVEY                 2/14/2001
       --------------------------------  -----------------
       **Signature of Reporting Person         Date

   Footnote 1: Reporting person disclaims beneficial ownership of spouse.

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.